EXHIBIT 99.1

J.JILL, INC. ANNOUNCES FOURTH QUARTER AND FULL FISCAL 2018 RESULTS

Quincy, MA – March 6, 2019 – J.Jill, Inc. (NYSE:JILL) today announced financial results for the fourth quarter and full fiscal year ended February 2, 2019.

Linda Heasley, President and CEO of J.Jill, Inc. stated, “Our fourth quarter results demonstrate continued progress on our near-term initiatives.  I am especially pleased by our year-over-year gross margin improvement for the quarter, driven by cleaner, leaner inventories and a reduction in promotional activity. For the year, we delivered on our near-term initiatives, including elevating our customer engagement, heightening our focus on balancing the assortment and managing inventory, and in the second half of the year relying less on promotional activities as we improve profitable sell-throughs.”

Ms. Heasley continued, “We expect our fourth quarter sales trend to persist through the first half of 2019 as we continue to reduce promotional activity.  In 2019, we are intently focused on driving near-term results while reinvesting in the business. We are materially accelerating investments in our brand, people, and systems to more seamlessly engage with our customer with purpose and a clearer voice for the brand.  This is an important year, and we believe that these investments, particularly in leadership and technology, will enhance our ability to return to our history of driving consistent profitable growth.”

For the fourth quarter ended February 2, 2019:
J.Jill follows the retail 4-5-4 reporting calendar, which included an extra week in the fourth quarter of fiscal 2017 (the fifty-third week). The fifty-third week contributed approximately $9.2 million in sales, $0.9 million of net income and $0.02 in Adjusted Diluted Earnings per Share* in the fourth quarter of fiscal 2017.

•	Total net sales for the thirteen weeks ended February 2, 2019 were $170.9 million versus $188.7 million for the fourteen weeks ended February 3, 2018.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, decreased by 1.7%.
•	Direct to consumer net sales represented 45.3% of total net sales, compared to 46.6% in the fourth quarter of fiscal 2017.
•	Gross profit decreased to $107.8 million from $117.3 million in the fourth quarter of fiscal 2017. Gross margin was 63.1% compared to fourth quarter gross margin of 62.2% in fiscal 2017.
•
SG&A was $99.8 million compared to $105.6 million in the fourth quarter of fiscal 2017. Fourth quarter 2017 SG&A included $2.3 million of non-recurring expenses. Excluding these non-recurring expenses, SG&A as a percentage of total net sales was 58.4% compared to 54.8% in the fourth quarter of fiscal 2017.

•	Income from operations decreased to $8.0 million from $11.7 million in the fourth quarter of fiscal 2017, which is inclusive of non-recurring SG&A expenses.
•	Interest expense remained flat at $4.7 million for both the fourth quarter of fiscal 2018 and the fourth quarter of fiscal 2017.
•
Income tax expense was $1.2 million compared to an income tax benefit of $22.4 million in the fourth quarter of fiscal 2017, and the effective tax rate was 37.1% compared to (320.3%) in the fourth quarter of 2017. The U.S. Tax Cuts and Jobs Act, enacted in December 2017, significantly reduced the federal corporate income tax rate, and required the Company to revalue its deferred income tax liabilities based on the lower enacted federal corporate income tax rate, resulting in a one-time benefit of $24.0 million in the fourth quarter of fiscal 2017.

•	Net income decreased to $2.1 million from $29.3 million in the fourth quarter of fiscal 2017, which is inclusive of non-recurring SG&A expenses.

•
Diluted earnings per share was $0.05 compared to $0.67 in the fourth quarter of fiscal 2017, which included the impact of one-time expenses and tax reform. Excluding these impacts, Adjusted Diluted Earnings per Share* for the fourth quarter of fiscal 2017 was $0.13.

•
Adjusted EBITDA* for the fourth quarter of fiscal 2018 decreased by 23.6% to $18.5 million from $24.2 million in the fourth quarter of fiscal 2017. As a percentage of total net sales, Adjusted EBITDA was 10.8% compared to 12.8% in the fourth quarter of fiscal 2017.

For the fiscal year ended February 2, 2019:
•	Total net sales for the fifty-two weeks ended February 2, 2019 were $706.3 million versus $698.1 million for the fifty-three weeks ended February 3, 2018.
•	Total company comparable sales, which includes comparable store and direct to consumer sales, increased by 0.9%.
•	Direct to consumer net sales represented 41.6% of total net sales compared to 43.1% in fiscal 2017.
•	Gross profit decreased to $460.3 million from $464.1 million in fiscal 2017. Gross margin was 65.2% compared to 66.5% in fiscal 2017.
•
SG&A was $399.0 million compared to $394.9 million in fiscal 2017. In fiscal 2018, SG&A included $1.3 million of non-recurring expenses and $0.2 million of accelerated stock compensation expense as a result of a CEO transition. In fiscal 2017, SG&A included $7.2 million of non-recurring expenses related to the Company’s IPO and subsequent transition to a public company. Excluding these non-recurring expenses in both years, SG&A as a percentage of total net sales was 56.3% compared to 55.5% in fiscal 2017.

•	Income from operations, inclusive of non-recurring SG&A expenses, decreased to $61.2 million from $69.2 million in fiscal 2017.
•
Interest expense was $19.1 million compared to $19.3 million, including accelerated deferred financing amortization of $0.7 million due to the voluntary paydown of $25.0 million of the Company’s Term Loan in fiscal 2017.

•
Income tax expense was $11.6 million compared to an income tax benefit of $5.4 million in fiscal 2017, and the effective tax rate was 27.6% compared to (10.9%) in fiscal 2017. The U.S. Tax Cuts and Jobs Act, enacted in December 2017, significantly reduced the federal corporate income tax rate, and required the Company to revalue its deferred income tax liabilities based on the lower enacted federal corporate income tax rate, resulting in a one-time benefit of $24.0 million in the fourth quarter of fiscal 2017.

•	Net income, inclusive of non-recurring SG&A expenses, decreased to $30.5 million from $55.4 million in fiscal 2017.
•
Diluted earnings per share was $0.69 compared to $1.27 in fiscal 2017, including the impact of one-time expenses and tax reform. Excluding these impacts, Adjusted Diluted Earnings per Share* in fiscal 2017 was $0.79.

•	Adjusted EBITDA* in fiscal 2018 decreased by 8.8% to $103.5 million from $113.5 million in fiscal 2017. As a percentage of total net sales, Adjusted EBITDA was 14.7% compared to 16.3% in fiscal 2017.
The Company ended the fourth quarter fiscal 2018 with $66.2 million in cash. Inventory at the end of the fourth quarter fiscal 2018 decreased to $77.3 million compared to $80.6 million at the end of the fourth quarter fiscal 2017. The Company opened eight stores and closed one store in the fourth quarter and ended the quarter with 282 stores.
* Non-GAAP financial measures.  Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” for more information.

Dividend Announcement
As separately announced, J.Jill’s Board of Directors has declared a special dividend of $1.15 per share.  The dividend will be paid on April 1, 2019 to shareholders of record at the close of business on March 19, 2019.
Outlook
For the full 2019 fiscal year, we expect total comparable sales to be approximately flat with total net sales expected to be slightly positive.  Diluted earnings per share are expected to be in the range of $0.66 to $0.70, including a $0.09 to $0.10 impact related to technology investments being made in the business, compared to diluted earnings per share of $0.69 and Adjusted Diluted Earnings per Share of $0.72 in fiscal 2018.

For the first quarter of fiscal 2019, we expect total comparable sales to decrease 1.0% to 3.0% with total net sales expected to be flat to down 2.0%.  Diluted earnings per share are expected to be in the range of $0.15 to $0.17, including an approximate $0.06 impact related to the technology investments, compared to diluted earnings per share of $0.26 and Adjusted Diluted Earnings per Share of $0.29 in the first quarter of fiscal 2018.
Conference Call Information
A conference call to discuss full fiscal 2018 results is scheduled for today, March 6, 2019, at 8:00 a.m. Eastern Time. Those interested in participating in the call are invited to dial (844) 579-6824 or (763) 488-9145 if calling internationally. Please dial in approximately 10 minutes prior to the start of the call and reference Conference ID 8789889 when prompted. A live audio webcast of the conference call will be available online at http://investors.jjill.com/Investors-Relations/News-Events.
A taped replay of the conference call will be available approximately two hours following the live call and can be accessed both online and by dialing (855) 859-2056 or (404) 537-3406. The pin number to access the telephone replay is 8789889. The telephone replay will be available until Wednesday, March 13, 2019.
About J.Jill, Inc.
J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through more than 280 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com.  The information included on our websites is not incorporated by reference
Non-GAAP Financial Measures
To supplement our unaudited consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), we use the following non-GAAP measures of financial performance:
•
Adjusted EBITDA, which represents net income (loss) plus interest expense, provision (benefit) for income taxes, depreciation and amortization, equity-based compensation expense, write-off of property and equipment, and other non-recurring expenses and one-time items. We present Adjusted EBITDA on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period. We also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance of our business and for evaluating on a quarterly and annual basis actual results against such expectations. Further, we recognize Adjusted EBITDA as a commonly used measure in determining business value and as such, use it internally to report results.

•
Adjusted Net Income, which represents net income (loss) plus other non-recurring expenses and one-time items. We present Adjusted Net Income on a consolidated basis because management uses it as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

•
Adjusted Diluted Earnings per Share (“Adjusted Diluted EPS”) represents Adjusted Net Income divided by the number of fully diluted shares outstanding. Adjusted Diluted EPS is presented as a supplemental measure in assessing our operating performance, and we believe that it is helpful to investors, securities analysts and other interested parties as a measure of our comparative operating performance from period to period.

While we believe that Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS are useful in evaluating our business, they are non-GAAP financial measures that have limitations as analytical tools. Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS should not be considered alternatives to, or substitutes for, net income (loss) or EPS, which are calculated in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS differently or not at all, which reduces the usefulness of such non-GAAP financial measures as tools for comparison. We recommend that you review the reconciliation and calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS to net income (loss) and EPS, the most directly comparable GAAP financial measures, under “Reconciliation of GAAP Net Income to Adjusted EBITDA and Adjusted Net Income” and not rely solely on Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, or any single financial measure to evaluate our business.
Forward-Looking Statements
This press release contains, and oral statements made from time to time by our representatives may contain, “forward-looking statements.”  Forward-looking statements include statements under “Outlook” and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding, our ability to manage inventory or anticipate consumer demand; changes in consumer confidence and spending; our competitive environment; our failure to open new profitable stores or successfully enter new markets and other factors set forth under “Risk Factors” in our Annual Report on Form 10K. Any forward-looking statement made in this press release speaks only as of the date on which it is made. J.Jill undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
(Tables Follow)

J.Jill, Inc.
Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended
	February 2, 2019	February 3, 2018
Net sales	$170,902	$188,672
Cost of goods sold	63,081	71,344
Gross profit	107,821	117,328
Selling, general and administrative expenses	99,794	105,609
Operating income	8,027	11,719
Interest expense, net	4,696	4,736
Income before provision for income taxes	3,331	6,983
Income tax provision (benefit)	1,237	(22,365)
Net income and total comprehensive income	$2,094	$29,348
Net income per common share attributable to common shareholders
Basic	$0.05	$0.70
Diluted	$0.05	$0.67
Weighted average number of common shares outstanding
Basic	43,060,392	41,906,414
Diluted	44,359,599	43,499,744

	For the Fifty-Two Weeks Ended	For the Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018
Net sales	$706,262	$698,145
Cost of goods sold	245,982	234,065
Gross profit	460,280	464,080
Selling, general and administrative expenses	399,042	394,893
Operating income	61,238	69,187
Interest expense, net	19,064	19,261
Income before provision for income taxes	42,174	49,926
Income tax provision (benefit)	11,649	(5,439)
Net income and total comprehensive income	$30,525	$55,365
Net income per common share attributable to common shareholders
Basic	$0.71	$1.32
Diluted	$0.69	$1.27
Weighted average number of common shares outstanding
Basic	42,771,316	41,926,157
Diluted	44,239,751	43,571,746

J.Jill, Inc.
Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands, except common share data)

	February 2, 2019	February 3, 2018
Assets
Current assets:
Cash	$66,204	$25,978
Accounts receivable	4,007	4,733
Inventories, net	77,349	80,591
Prepaid expenses and other current assets	27,734	21,166
Total current assets	175,294	132,468
Property and equipment, net	118,044	118,420
Intangible assets, net	136,177	148,961
Goodwill	197,026	197,026
Other assets	447	682
Total assets	$626,988	$597,557
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$55,012	$53,962
Accrued expenses and other current liabilities	45,306	48,759
Current portion of long-term debt	2,799	2,799
Total current liabilities	103,117	105,520
Long-term debt, net of discount and current portion	237,464	238,881
Deferred income taxes	41,842	46,263
Other liabilities	30,770	27,577
Total liabilities	413,193	418,241
Shareholders’ Equity
Common stock, par value $0.01 per share; 250,000,000 shares authorized; 43,672,418 and 43,752,790 shares issued and outstanding at February 2, 2019 and February 3, 2018, respectively	437	437
Additional paid-in capital	121,635	117,393
Accumulated earnings	91,723	61,486
Total shareholders’ equity	213,795	179,316
Total liabilities and shareholders’ equity	$626,988	$597,557

Note 1: These financial statements are unaudited and are subject to normal and recurring year-end adjustments, which may have a material impact on reported balances. Additionally, statements do not include footnotes.

J.Jill, Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)
(Amounts in thousands)

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended
	February 2, 2019	February 3, 2018
Net income	$2,094	$29,348
Interest expense, net	4,696	4,736
Income tax provision (benefit)	1,237	(22,365)
Depreciation and amortization	9,351	9,284
Equity-based compensation expense (a)	1,056	243
Write-off of property and equipment (b)	41	17
Impairment of long lived assets (c)	—	2,164
Special bonus	—	624
Other non-recurring expenses (d)	—	117
Adjusted EBITDA	$18,475	$24,168

	For the Fifty-Two Weeks Ended	For the Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018
Net income	$30,525	$55,365
Interest expense, net	19,064	19,261
Income tax provision (benefit)	11,649	(5,439)
Depreciation and amortization	36,749	35,052
Equity-based compensation expense (a)	4,010	782
Write-off of property and equipment (b)	128	586
Impairment of long lived assets (c)	—	2,164
Special bonus	—	624
Other non-recurring expenses (d)	1,346	5,081
Adjusted EBITDA	$103,471	$113,476

(a):
Represents expenses associated with equity incentive instruments granted to our management and board of directors. Incentive instruments are accounted for as equity-classified awards with the related compensation expense recognized based on fair value at the date of the grants.

(b):	Represents net gain or loss on the disposal of fixed assets.
(c):	Represents the impairment of assets taken in fiscal 2017 associated with three underperforming retail locations.
(d):
Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company. For the fifty-two weeks ended February 2, 2019, these expenses include costs related to a CEO transition.

J.Jill, Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income
(Unaudited)
(Amounts in thousands, except share and per share data)

	For the Thirteen Weeks Ended	For the Fourteen Weeks Ended
	February 2, 2019	February 3, 2018
Net income and total comprehensive income	$2,094	$29,348
Add: Income tax provision (benefit)	1,237	(22,365)
Income before income tax provision (benefit)	3,331	6,983
Add: Impairment of long lived assets (a)	—	2,164
Add: Other non-recurring expenses(b)	—	117
Adjusted Income before provision for income taxes	3,331	9,264
Less: Adjusted Tax Provision (c)(d)	1,237	3,706
Adjusted net income	$2,094	$5,558
Adjusted net income per common share attributable to common shareholders
Basic	$0.05	$0.13
Diluted	$0.05	$0.13
Weighted average number of common shares outstanding
Basic	43,060,392	41,906,414
Diluted	44,359,599	43,499,744

	For the Fifty-Two Weeks Ended	For the Fifty-Three Weeks Ended
	February 2, 2019	February 3, 2018
Net income and total comprehensive income	$30,525	$55,365
Add: Income tax provision (benefit)	11,649	(5,439)
Income before income tax provision (benefit)	42,174	49,926
Add: Impairment of long lived assets (a)	—	2,164
Add: Other non-recurring expenses(b)	1,346	5,081
Add: Accelerated equity-based compensation expense	244	—
Adjusted Income before provision for income taxes	43,764	57,171
Less: Adjusted Tax Provision (c)(d)	12,079	22,868
Adjusted net income	$31,685	$34,303
Adjusted net income per common share attributable to common shareholders
Basic	$0.74	$0.82
Diluted	$0.72	$0.79
Weighted average number of common shares outstanding
Basic	42,771,316	41,926,157
Diluted	44,239,751	43,571,746

(a):	Represents the impairment of assets taken in fiscal 2017 associated with three underperforming retail locations.
(b):
Represents items management believes are not indicative of ongoing operating performance. These expenses are primarily composed of legal and professional fees associated with the initial public offering completed March 14, 2017 and subsequent transition to a public company. For the fifty-two weeks ended February 2, 2019, these expenses include costs related to a CEO transition.

(c):
The adjusted tax provision for adjusted net income is estimated by applying the effective tax rates of 37.1% and 27.6% for the thirteen and fifty-two weeks ended February 2, 2019, respectively, to the adjusted income before provision for income taxes.

(d):	The adjusted tax provision for adjusted net income is estimated by applying a 40% rate to fiscal 2017 adjusted income before provision for income taxes.

Contacts:
Investor Contacts:
Caitlin Morahan Churchill/Joseph Teklits
ICR, Inc.
investors@jjill.com
203-682-8200
Media Contact:
Chris Gayton
J.Jill, Inc.
media@jjill.com
617-689-7916